EXHIBIT 21 - SUBSIDIARIES OF THE REGISTRANT

SUBSIDIARIES OF THE REGISTRANT

1)	BRIDGE R&D, Inc.
	a California Corporation
	Wholly owned subsidiary of Bridge Technology, Inc.
	Address:
	1815 East Carnegie Avenue
	Santa Ana, California 92705
	Officers:
John J. Harwer, President John T. Gauthier, Treasurer Denise Lafone,
Secretary
	Directors:
	John J. Harwer
	John T. Gauthier
	Woody C. G. Wu
	Federal ID # 33-0762071
	Incorporated in California June 26, 1997.
2)	NEWCORP TECHNOLOGY, LTD., Tokyo, Japan,
	a Japan Corporation
	Wholly owned subsidiary of Bridge Technology, Inc.